Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 14, 2023, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of American National Bankshares Inc., appearing in the Annual Report on Form 10-K of American National Bankshares Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia
September 12, 2023